Exhibit 99.1

Golub Capital BDC, Inc. Closes Merger with Golub Capital Investment Corporation

New York – September 16, 2019 – Golub Capital BDC, Inc. (“GBDC” or the “Company”) (NASDAQ: GBDC, www.golubcapitalbdc.com) announced today that it has completed its previously announced merger with Golub Capital Investment Corporation (“GCIC”), with GBDC as the surviving company. GBDC is now the fifth-largest externally managed, publicly traded business development company by assets, with $4.2 billion of assets at fair value and investments in 228 portfolio companies based on pro forma information as of June 30, 2019.

David B. Golub, CEO of GBDC, said, “We would like to thank the stockholders and independent directors of both GBDC and GCIC for their support throughout the merger process.”

Upon closing of the merger, GCIC stockholders received 0.865 shares of GBDC common stock for each share of GCIC common stock. The transaction is estimated to be 4.5% accretive to GBDC’s net asset value (NAV) per share as of June 30, 2019. The final NAV accretion resulting from the merger will be disclosed when GBDC reports its results for the fiscal year ending September 30, 2019.

The GBDC Board of Directors has previously disclosed an intention to increase GBDC’s regular quarterly distributions to $0.33 per share after the closing of the merger, provided that GBDC’s Board of Directors reserves the right to revisit this intention in its sole discretion.

Keefe, Bruyette & Woods, Inc. served as financial advisor to GBDC. UBS Investment Bank served as financial advisor to GCIC.

About Golub Capital BDC, Inc.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to U.S. middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital"). For more information, please visit www.golubcapitalbdc.com.

About Golub Capital

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $30 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to U.S. middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded 25 years ago, Golub Capital today has over 425 employees and lending offices in Chicago, New York and San Francisco. For more information, please visit golubcapital.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. GBDC undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.